Exhibit 99.1
SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Attn: Pamela G. Boone, Chief
     Financial Officer
Synergetics Announces Settlement of Patent Litigation
O’FALLON, MO, April 10, 2007 — Synergetics USA, Inc. (NASDAQ: SURG) announced that the Company has reached a settlement of all outstanding claims in the patent litigation suits with Iridex Corporation (NASDAQ: IRIX).
The parties have entered into a Settlement Agreement and a Manufacture and Supply Agreement to resolve both lawsuits and all claims between the parties. The terms of these agreements require the dismissal of all pending legal actions between the parties, a cross licensing of various patents between the two companies, the payment of $2.5 million by Synergetics to Iridex on April 16, 2007 and $800,000 annually over the next five years. Under the Manufacture and Supply Agreement, Synergetics obtained the right to manufacture and supply various laser disposables, which could result in approximately $3.0 million in revenue for Synergetics over the next five years.
“I am pleased with the resolution of our dispute with Iridex,” said Gregg D. Scheller, Chief Executive Officer and President of Synergetics. “The resolution of this dispute allows us to focus our energies on our business and move forward with an industry partner. This agreement allows Synergetics to continue marketing its proprietary and patent-pending, new two-connector system under a fully-paid, irrevocable Iridex license. The elimination of a significant portion of our legal fees associated with going to trial in the current adapter case and our pending directional laser probe case, in addition to gross profit we will derive from manufacturing probes for Iridex should more than offset our cross licensing fees in this settlement. This settlement should enable both companies to focus their energies on market opportunities in this competitive environment.”
About Synergetics USA, Inc.
     Synergetics USA, Inc. resulted from the September 2005 combination of Valley Forge Scientific Corp. and Synergetics, Inc., bringing together their respective unique capabilities in bipolar electrosurgical generators and design, and manufacture of microsurgical hand instruments. Synergetics USA, Inc. designs, manufactures and markets medical devices for use primarily in ophthalmic surgery and neurosurgery and for other healthcare applications. Its products are designed and manufactured to support micro or minimally invasive surgical procedures. In addition to its surgical devices and equipment, it designs and manufactures disposable and non-disposable supplies and accessories for use with such devices and equipment. It also manufactures and sells bipolar electrosurgical generators and other generators, based on its DualWaveTM technology, and complementary instrumentation and disposable products for use in neurosurgery, spine surgery, pain control and in dental applications. Synergetics sells its products primarily to hospitals, clinics and surgeons in approximately 70 countries.
Forward-Looking Statements
     Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue”

or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important facts that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These facts, risks and uncertainties are discussed in Synergetics’ Annual Report on Form 10-K for the year ended July 31, 2006, as updated from time to time in our filings with the Securities and Exchange Commission.
Contact:
Pamela G. Boone, Executive Vice President & CFO
Phone: (636) 939-5100